Contact:	Mike Morache — President and CEO
Larry Betterley — Sr. VP and CFO
Steve Schuster — VP and Treasurer
952.832.1000
PLATO Learning, Inc. Reports
Fourth Quarter and Fiscal Year 2006 Results
Quarter Includes Restructuring, Impairment, and Other Charges of $9.8 Million
MINNEAPOLIS, MN — December 12, 2006 — PLATO Learning, Inc. (NASDAQ: TUTR), a leading provider of K—adult computer-based and e-learning solutions, today announced orders for its fourth quarter ended October 31, 2006, totaling $25.7 million, compared to $33.1 million for the same period in 2005, a decline of 22%. Orders for subscription courseware products, which are the foundation of the Company’s new product strategy, grew by over 160% for the quarter and nearly 200% for the year from comparable periods in 2005. The decline in total orders and continued shift in order mix from perpetual to subscription license products resulted in a 29% decrease in revenues for fourth quarter 2006 to $23.8 million, from the $33.7 million reported for fourth quarter 2005.
Mike Morache, PLATO Learning President and CEO, said, “Further review confirmed our previously disclosed conclusions about the factors that contributed to a decline in fourth quarter orders. These factors included a higher rate of decline of perpetual license orders than expected; the timing of some new products and features; a relatively new sales organization that did not have the experience working with customers to close year-end opportunities; and a longer ramp-up required for sales of our new classroom supplemental solution, Straight CurveTM Mathematics. These planning and execution gaps have been corrected.”
“We did continue to make significant progress selling subscription courseware solutions as evidenced by the growth of over 160% for the quarter and nearly 200% for the year over 2005 for these products. There is no significant market resistance to subscription delivery of web-based instructional solutions. Our new infrastructure for delivering web-based instruction over the Internet, the PLATO Learning Environment™, is fully operational and has achieved 100% up-time since it was released at the end of July. Another favorable achievement was in post-secondary orders, which were up 11% for the year over 2005. Significant new products for this market will be released in 2007, which is expected to drive more growth from post-secondary institutions.”
Cash and marketable securities remained strong at $33.1 million, compared to $31.7 million at the end of third quarter 2006 and $47.1 million at October 31, 2005. The decline from year-end 2005 was affected by an $8.9 million increase in purchased and capitalized product development in 2006 over 2005, driven by the Company’s aggressive product development strategy. Deferred revenue at October 31, 2006, of $41.8 million grew 7.0% from July 31, 2006 and 3.5% from October 31, 2005, as the order mix continued to shift toward subscription products.

Reported net loss for the fourth quarter 2006, including charges of $9.8 million, was $(11.6) million, or $(0.49) per share, compared to a net loss of $(13.9) million, or $(0.59) per share, for the same period of 2005, including charges of $16.1 million. Net loss for fourth quarter 2006 was $(1.8) million, or $(0.07) per share, as compared to net earnings of $2.2 million, or $0.09 per share, for the same period of 2005, excluding restructuring, impairment, and other charges in both periods (a non-GAAP measure).
Cost reductions partially offset the effect of lower revenues in the quarter. Adjusted EBITDA (Earnings before interest, taxes, depreciation and amortization, excluding restructuring, impairment, and other charges, a non-GAAP measure) were $2.7 million for the quarter, compared to $6.6 million for the same period in 2005.
Reported gross margin was 52.9% for the fourth quarter 2006 versus 23.1% in the fourth quarter of 2005. The gross margins include $1.1 million and $13.2 million, respectively, of asset impairment charges of certain capitalized product development and purchased technology assets, due to changes in the Company’s product strategy resulting in lower expected future revenues. Gross margin was 57.5% for the fourth quarter versus 62.3% in the fourth quarter of 2005, excluding impairment charges in both periods (a non-GAAP measure). The decline was primarily driven by lower license fee and service revenues, which was partially offset by lower service costs and higher subscription gross profit, as a result of lower royalty costs.
Operating expenses declined 16% for the quarter from 2005, excluding restructuring, impairment and other charges in both periods. The decrease primarily resulted from reduced variable costs associated with reduced revenue, cost reduction actions initiated throughout 2006, and lower bad debt expense. Restructuring, impairment and other charges of $8.7 million were incurred in the quarter, including $5.9 million of impairment costs related to acquired intangible non-technology assets, as a result of a reduction in anticipated future revenues from those assets; $1.6 million for vacated facilities in the U.K., and $1.2 million for severance related costs from anticipated workforce reductions.
Revenues for the year ended October 31, 2006, were $90.7 million, a 26% decrease from 2005. Net loss for the year was $(22.5) million, or $(0.95) per share, compared to a net loss of $(27.7) million, or $(1.18) per share in 2005. Net loss, excluding restructuring, impairment and other charges (a non-GAAP measure), was $(12.3) million, or $(0.52) per share for fiscal year 2006, compared to a net loss of $(8.5) million, or $(0.36) per share in 2005.
“2006 was a transition year for the Company, and the effects of the transitions were greater than we had anticipated. We are making progress on many fronts, including introduction of innovative new products from a development team that is second to none in the industry, improvement in the quality and maturity of the sales organization, greatly improved business processes that will facilitate growth in the future, and accelerated migration toward a subscription-based business that will lower our business costs and provide market-leading product quality at affordable prices to our customers. We have also dramatically reduced our costs and lowered our net earnings break-even point to less than $100 million of revenue,” said Morache.
“These changes set the stage for strong order growth in 2007 and attractive financial returns in the long term. The order growth will generate deferred revenue increases, our key indicator of future financial performance. Revenue and net earnings will continue to lag in performance until the transition from perpetual license to subscription products is completed, which is expected to occur during fiscal year 2008,” said Morache.

Fiscal year 2007 financial guidance:
The Company expects total order growth in 2007 of 10% to 15% over 2006, as a result of increased sales productivity and availability of new products. This growth will occur in the last three quarters of the year. Revenue is expected to decline by 6% to 11% due to the continued transition from perpetual to subscription license orders, which results in revenue being deferred and recognized over the subscription period rather than up-front upon shipment. As a result of the order growth and transition to subscription products, deferred revenue is expected to increase up to 50% by the end of 2007 over the end of 2006.
The total gross profit percentage should be similar to that achieved in 2006, excluding impairment charges. The Company has taken further actions to reduce its operating costs to partially offset the effect of lower revenues, and amortization expense will be lower, due to 2006 impairment charges; therefore, operating expenses are expected to decline by 10% to 12% from 2006, excluding restructuring, impairment and other charges. As a result, the net loss for 2007 is expected to improve by 15% to 30% from the net loss in 2006, excluding restructuring, impairment and other charges, even though revenue will decline. The Company expects to achieve profitability in 2008, when the transition from perpetual to subscription license products is largely completed.
Cash and marketable securities at October 31, 2007, are expected to be similar to the balance at the end of 2006, as the Company expects to continue to heavily invest in new product development, increasing its spending on capitalized product development projects in 2007 from 2006.
These expected financial results are highly dependent on the actual amount of orders received, as well as the mix and timing of those orders.
Use of Non-GAAP Financial Measures
 The non-GAAP financial measures used in this press release exclude the impact of restructuring, impairment and other charges from our operating results, as well as present Adjusted EBITDA. These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. We view these non-GAAP financial measures to be helpful in assessing the Company’s ongoing operating results. In addition, these non-GAAP financial measures facilitate our internal comparisons to historical operating results and comparisons to competitors’ operating results. We include these non-GAAP financial measures in our earnings announcement because we believe they are useful to investors in allowing for greater transparency related to supplemental information we use in our financial and operational analysis. Investors are encouraged to review the reconciliations of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.
Conference Call
 A conference call to discuss this announcement is scheduled for today, December 12, 2006, at 3:45 p.m. CST (Central Standard Time). The dial-in number for this call is 1-888-428-4480 in the U.S. and Canada, and 1-612-332-0226 internationally. Please call 10 minutes prior to the start of the call and inform the operator you are participating in PLATO Learning’s call. Should you be unable to attend the live conference call, a recording will be available to you from 8:15 p.m. CST on December 12, 2006, until midnight on December 19, 2006. To access the recording, call 1-800-475-6701 in the U.S. and Canada and 1-320-365-3844 internationally. At the prompt, enter pass code number 824940.
Additionally, investors have the opportunity to listen to the conference call over the Internet through PLATO Learning’s web site at http://www.plato.com/aboutus/investor_calls.asp.
About PLATO Learning
 PLATO Learning is a leading provider of computer-based and e-learning instruction for kindergarten through adult learners, offering curricula in reading, writing, math, science, social studies, and life and job skills. The Company also offers innovative online assessment and accountability solutions and standards-based professional development services. With over 6,000 hours of objective-based, problem-solving courseware, plus assessment, alignment and curriculum management tools, we create standards-based curricula that facilitate learning and school improvement.
PLATO Learning is a publicly held company traded as TUTR on the NASDAQ. PLATO Learning educational software delivered via networks, CD-ROM, the Internet, and private intranets, is primarily marketed to K—12 schools and colleges. The Company also sells to job training programs, correctional institutions, military education programs, corporations, and individuals.
PLATO Learning is headquartered at 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437, 952. 832.1000 or 800.869.2000. The Company has offices throughout North America and Puerto Rico, as well as international distributors in the United Kingdom and South Africa. For more information, please visit http://www.plato.com.
This announcement includes forward-looking statements. PLATO Learning has based these forward-looking statements on its current expectations and projections about future events. Although PLATO Learning believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. PLATO Learning undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward looking statements made are subject to the risks and uncertainties as those described in the Company’s Annual Report on Form 10-K for the year ended October 31, 2005. Actual results may differ materially from anticipated results.
PLATO® is a registered trademark of PLATO Learning, Inc. PLATO Learning and Straight Curve are trademarks of PLATO Learning, Inc. PLATO Inc. is a PLATO Learning, Inc., company.

PLATO Learning, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	October 31,		October 31,
	2006	2005	2006	2005
REVENUES:
License fees	$9,664	$16,622	$37,322	$62,527
Subscriptions	5,393	4,547	18,176	17,997
Services	8,745	12,512	35,221	41,280

Total revenues	23,802	33,681	90,719	121,804

COST OF REVENUES:
License fees	3,499	4,175	13,204	17,680
Subscriptions	2,564	3,341	9,000	9,576
Services	4,054	5,190	17,490	24,358
Impairment charges	1,089	13,194	1,089	13,194

Total cost of revenues	11,206	25,900	40,783	64,808

Gross profit	12,596	7,781	49,936	56,996

OPERATING EXPENSES:
Sales and marketing	9,749	11,740	38,598	49,996
General and administrative	3,593	4,227	16,619	18,420
Product maintenance and development	1,522	1,726	5,496	5,646
Amortization of intangibles	905	1,075	3,711	4,322
Restructuring, impairment and other charges	8,733	2,904	9,093	6,025

Total operating expenses	24,502	21,672	73,517	84,409

Operating loss	(11,906)	(13,891)	(23,581)	(27,413)
OTHER INCOME (EXPENSE):
Interest income	435	395	1,684	1,026
Interest expense	(2)	(1)	(34)	(90)
Other, net	30	12	51	(350)

LOSS BEFORE INCOME TAXES	(11,443)	(13,485)	(21,880)	(26,827)
Income tax expense	150	410	600	860

NET LOSS	$(11,593)	$(13,895)	$(22,480)	$(27,687)

LOSS PER SHARE:
Basic and diluted	$(0.49)	$(0.59)	$(0.95)	$(1.18)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	23,714	23,550	23,679	23,381

Note: Amounts previously reported in 2005 as other revenues and other cost of revenues were reclassified to license fees and services to conform to the 2006 classification. The reclassifications had no effect on previously reported 2005 total revenues, total cost of revenues, or gross profit.

PLATO Learning, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except per share amounts)

	October 31,	October 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$33,094	$46,901
Marketable securities	—	213
Accounts receivable, net	18,529	22,768
Inventories	1,832	4,026
Other current assets	6,346	6,351

Total current assets	59,801	80,259

Equipment and leasehold improvements, net	6,308	5,711
Product development costs, net	25,363	14,753
Goodwill	71,865	71,865
Identified intangible assets, net	10,545	22,505
Other long-term assets	2,348	2,235

Total assets	$176,230	$197,328

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,685	$2,938
Accrued compensation	5,990	7,772
Accrued liabilities	6,622	8,933
Deferred revenue	33,736	35,218

Total current liabilities	51,033	54,861

Long-term deferred revenue	8,110	5,213
Deferred income taxes	2,531	1,931
Other long-term liabilities	106	496

Total liabilities	61,780	62,501

Stockholders’ equity:
Common stock	237	236
Additional paid-in capital	168,597	166,295
Treasury stock at cost	(205)	(205)
Accumulated deficit	(53,017)	(30,537)
Accumulated other comprehensive loss	(1,162)	(962)

Total stockholders’ equity	114,450	134,827

Total liabilities and stockholders’ equity	$176,230	$197,328

PLATO Learning, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Year Ended
	October 31,
	2006	2005
OPERATING ACTIVITIES:
Net loss	$(22,480)	$(27,687)

Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred income taxes	600	628
Impairment charges	7,044	13,194
Amortization of capitalized product development costs	7,706	7,272
Amortization of identified intangible and other long-term assets	5,249	8,352
Depreciation and amortization of equipment and leasehold improvements	2,408	3,393
Provision for doubtful accounts	(380)	1,245
Stock-based compensation	1,650	39
Gain on sale of marketable securities	(37)	—
Loss on disposal of equipment	166	289
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	4,619	17,839
Inventories	2,194	(1,343)
Other current and long-term assets	(441)	(1,846)
Accounts payable	1,748	(2,258)
Other current and long-term liabilities	(4,480)	1,863
Deferred revenue	1,415	(11,144)

Total adjustments	29,461	37,523

Net cash provided by operating activities	6,981	9,836

INVESTING ACTIVITIES:
Capitalized internal product development costs	(15,316)	(9,440)
Purchased product development	(3,000)	—
Purchases of equipment and leasehold improvements	(3,172)	(1,400)
Purchases of marketable securities	(11,750)	(9,474)
Sales of marketable securities	229	4,559
Maturities of marketable securities	11,750	21,000

Net cash (used in) provided by investing activities	(21,259)	5,245

FINANCING ACTIVITIES:
Net proceeds from issuance of common stock	741	2,764
Repayments of capital lease obligations	(90)	(225)

Net cash provided by financing activities	651	2,539

EFFECT OF CURRENCY EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(180)	46

Net (decrease) increase in cash and cash equivalents	(13,807)	17,666
Cash and cash equivalents at beginning of period	46,901	29,235

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$33,094	$46,901

PLATO Learning, Inc.
Supplemental Financial Information
(Unaudited)

Order Information ($000s)

	Three Months Ended October 31,			Year Ended October 31,
			%			%
	2006	2005	Change	2006	2005	Change
Order Value:
License fees	$8,557	$14,972	(43%)	$36,974	$57,201	(35%)
Subscriptions*
Courseware	6,980	2,613	167%	18,651	6,339	194%
Assessment and other	1,885	3,637	(48%)	7,608	11,192	(32%)

Total subscriptions	8,865	6,250	42%	26,259	17,531	50%
Services*	8,280	11,882	(30%)	29,177	33,425	(13%)

	$25,702	$33,104	(22%)	$92,410	$108,157	(15%)

Percent of Total Order Value:
License fees	33%	45%		40%	53%
Subscriptions*
Courseware	27%	8%		20%	6%
Assessment and other	8%	11%		8%	10%

Total subscriptions	35%	19%		28%	16%
Services*	32%	36%		32%	31%

	100%	100%		100%	100%

*	Certain amounts previously reported as services orders have been reclassified to subscriptions orders to conform to the current period presentation.

Deferred Revenue Balances ($000s)

	As of October 31,
	2006	2005	% Change
License fees	$2,282	$5,736	(60%)
Subscriptions	20,192	12,546	61%
Services	19,372	22,149	(13%)

	$41,846	$40,431	3%

PLATO Learning, Inc.
Supplemental Financial Information
(Unaudited)

Reconciliation of GAAP Loss Per Share to Non-GAAP Income (Loss) Per Share
   Before Restructuring, Impairment and Other Charges
   ($000s, except per share amounts)

	Three Months Ended		Year Ended
	October 31,		October 31,
	2006	2005	2006	2005
Net loss, as reported	$(11,593)	$(13,895)	$(22,480)	$(27,687)
Restructuring, impairment and other charges	9,822	16,098	10,182	19,219

Net income (loss) before restructuring, impairment and other charges	$(1,771)	$2,203	$(12,298)	$(8,468)

Income (loss) per share (basic and diluted):
Loss per share, as reported	$(0.49)	$(0.59)	$(0.95)	$(1.18)
Restructuring, impairment and other charges	0.41	0.68	$0.43	0.82

Income (loss) per share before restructuring, impairment and other charges	$(0.07)	$0.09	$(0.52)	$(0.36)

Weighted average common shares outstanding:
Basic and diluted (GAAP)	23,714	23,550	23,679	23,381

Diluted (Non-GAAP)	23,714	23,687	23,679	23,381

Reconciliation of GAAP Operating Expenses to Non-GAAP Operating Expenses
   Before Restructuring, Impairment and Other Charges ($000s)

	Three Months Ended			Three Months Ended
	October 31,			October 31,
	2006	2005	% Change	2006	2005	% Change
Total operating expenses	$24,502	$21,672	13%	$73,517	$84,409	(13%)
Restructuring, impairment and other charges	(8,733)	(2,904)	201%	(9,093)	(6,025)	51%

Operating expenses before restructuring, impairment and other charges	$15,769	$18,768	(16%)	$64,424	$78,384	(18%)

Reconciliation of GAAP Gross Profit to Non-GAAP Gross Profit
   Before Impairment Charges ($000s)

	Three Months Ended			Year Ended
	October 31,			October 31,
	2006	2005	% Change	2006	2005	% Change
Gross profit, as reported	$12,596	$7,781	62%	$49,936	$56,996	(12%)
Impairment charges	(1,089)	(13,194)	(92%)	(1,089)	(13,194)	(92%)

Gross profit before impairment charges	$13,685	$20,975	(35%)	$51,025	$70,190	(27%)

Gross margin, as reported	53%	23%		55%	47%
Gross margin effect of impairment charges	5%	39%		1%	11%
Gross margin, excluding impairment charges	58%	62%		56%	58%

PLATO Learning, Inc.
Supplemental Financial Information
(Unaudited)

Reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA
   (EBITDA excluding restructuring, impairment and other charges, and stock-based compensation)
    ($000s)

					Year Ended
	Q4-2006	Q3-2006	Q2-2006	Q1-2006	October 31, 2006
Net Loss:	$(11,593)	$(1,791)	$(5,899)	$(3,197)	$(22,480)
Income taxes	150	150	150	150	600
Interest, net	(433)	(373)	(400)	(444)	(1,650)
Depreciation and amortization	4,111	3,766	3,894	3,592	15,363
Restructuring, impairment and other charges	9,822	21	259	80	10,182
Stock-based compensation	612	222	480	316	1,630

Adjusted EBITDA	$2,669	$1,995	$(1,516)	$497	$3,645

					Year Ended
	Q4-2005	Q3-2005	Q2-2005	Q1-2005	October 31, 2005
Net Loss:	$(13,895)	$(311)	$(2,954)	$(10,527)	$(27,687)
Income taxes	410	150	150	150	860
Interest, net	(394)	(205)	(140)	(197)	(936)
Depreciation and amortization	4,374	5,074	4,585	4,984	19,017
Restructuring, impairment and other charges	16,098	200	632	2,289	19,219
Stock-based compensation	—	—	39	—	39

Adjusted EBITDA	$6,593	$4,908	$2,312	$(3,301)	$10,512